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                                                                    EXHIBIT 8.2


                       [LETTERHEAD OF SIDLEY & AUSTIN]





                                March 20, 1995




DEKALB Energy Company
10th Floor
700-9th Avenue S.W
Calgary, Alberta, Canada  T2P 3V4


Ladies and Gentlemen:

        We have acted as counsel to DEKALB Energy Company, a Delaware corporation (the "Company"). We have been requested by the Company to render this opinion in connection with a proposed transaction (the "Merger") in which XPX Acquisitions, Inc., a Delaware corporation ("Sub"), which is a wholly-owned subsidiary of Apache Corporation, a Delaware corporation ("Parent"), will be merged with and into the Company upon the terms and conditions set forth in the Amended and Restated Agreement and Plan of Merger, dated as of December 21, 1994, among the Company, Sub and Parent (the "Agreement"). Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Agreement.


        As of the Effective Time and by virtue of the Merger: (i) all shares of Company Stock that are held in the treasury of the Company or by any wholly-owned Subsidiary of the Company and any shares of Company Stock owned by Parent, Sub or any other wholly-owned Subsidiary of Parent will be canceled and no capital stock of Parent or other consideration will be delivered in exchange therefor; provided, however, that the 220,000 shares of Company Class B (nonvoting) Stock held by DEKALB Energy Canada Ltd. (representing approximately 3% of the issued and outstanding shares of Company Class B (nonvoting) Stock) will remain outstanding and not be converted into shares of Parent Common Stock; (ii) each of the 1,000 issued and outstanding shares of capital stock of Sub will be converted into and become (A) a number of full and fractional shares of Class A Stock, no par value, of the Company, as the surviving corporation, equal to the quotient of (x) the number of shares of Company Class A Stock outstanding immediately prior to the Effective Time divided by (y) 1,000 and (B) a number of full and fractional shares of Class B (nonvoting) Stock, no par value, of the Company, as the surviving corporation, equal to the quotient of (x) the




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DEKALB Energy Company
March 20, 1995
Page 2

number of shares of Company Class B Stock outstanding immediately prior to the Effective Time, exclusive of the 220,000 shares of Company Class B Stock held by DEKALB Energy Canada Ltd., divided by (y) 1,000; and (iii) each share of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares described in clause (i) above) will be converted into 0.85 shares of validly issued, fully paid and nonassessable shares of Parent Common Stock (subject to adjustment in certain circumstances), with cash being paid in lieu of fractional shares of Parent Common Stock. Therefore, immediately following the Merger, former holders of Company Stock (other than DEKALB Energy Canada Ltd. and holders of Company Class A Stock who exercise dissenters' rights of appraisal) will hold Parent Common Stock issued in the Merger and the Company, as the surviving corporation, will have outstanding two classes of stock, Class A Stock (of which 100% will be held by Parent) and Class B (nonvoting) Stock (of which approximately 97% will be held by Parent and approximately 3% will be held by DEKALB Energy Canada Ltd.). The Merger and the Agreement are more fully described in the Registration Statement on Form S-4 (File No. 33-57321), filed by Parent with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the proxy statement/prospectus included in the Registration Statement (collectively, the "Registration Statement").

        In rendering this opinion, we have assumed, with your consent, that as of the Effective Time of the Merger, there will be no plan or intention on the part of holders of the Company Stock to sell, exchange, or otherwise dispose of a number of shares of Parent Common Stock received in the Merger that would reduce the Company stockholders' ownership of Parent Common Stock to a number of shares having a value, as of the date of the Merger, of less than 50% of the value of all of the formerly outstanding shares of Company Stock as of the same date. For purposes of this assumption, shares of Company Stock exchanged for cash or other property, surrendered by dissenters or exchanged for cash in lieu of fractional shares of Parent Common Stock will be treated as outstanding Company Stock on the date of the Merger. Moreover, shares of Company Stock and Parent Common Stock held by holders of Company Stock and otherwise sold, redeemed or disposed of prior or subsequent to the Merger will be considered for purposes of making this assumption (excluding any such sale prior to the Merger on The Nasdaq Stock Market, Inc. or The Toronto Stock Exchange).


        Based upon our review of the Agreement, the Registration Statement and such other documents as we have deemed necessary, upon the assumption set forth in the preceding paragraph, upon representations made to us by the Company and Parent, and upon representations made by the Signatory









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DEKALB Energy Company
March 20, 1995
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Stockholders in Section 2.1(g) of the Stockholder Agreements, we are of the
opinion that, assuming the Merger and all other events occur as contemplated in the Agreement and the Registration Statement, under the United States federal income tax laws in effect on the date hereof:

        (i)  the Merger will constitute a reorganization within the meaning of
   Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the Company, Parent and Sub will each be a party to that reorganization within the meaning of Section 368(b) of the Code;

        (ii) no gain or loss will be recognized by the Company, Parent or Sub as a result of the Merger;

        (iii) no gain or loss will be recognized by stockholders of the Company who are United States persons within the meaning of the Code (each, a "U.S. Stockholder") upon the conversion of their Company Stock into shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock or upon the exercise of dissenters' rights of appraisal;

        (iv) the aggregate basis of the shares of Parent Common Stock received by a U.S. Stockholder in exchange for shares of Company Stock pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate basis of such shares of Company Stock at the time of the Merger, decreased by the amount of any tax basis allocable to shares with respect to which dissenters' rights of appraisal were exercised for which cash is received; and

        (v) the holding period for shares of Parent Common Stock received by a U.S. Stockholder in exchange for shares of Company Stock pursuant to the Merger will include the holding period of such shares of Company Stock, provided such shares of Company Stock were held as capital assets by the holder at the Effective Time.

         A U.S. Stockholder who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such holder's basis in the fractional share (as described in (iv) above) and the amount of cash received. Such gain or loss will be capital gain or loss if the Company Stock is held by such holder as a capital asset at the Effective Time.









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DEKALB Energy Company
March 20, 1995
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        You have not asked for, and we do not express, any opinion concerning the tax consequences of the Merger other than those expressly set forth above.

        This opinion is provided to you only and, without our prior consent, may not be relied upon, used, circulated, quoted or otherwise referred to in any manner by any person, firm, governmental authority or entity whatsoever other than reliance thereon by you. This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion letter shall not be construed as or deemed to be a guaranty or insuring agreement.


        Nothwithstanding the preceding paragraph, we hereby consent to the references to our firm appearing in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement.


        H. Blair White, a partner in our firm, is a member of the Board of Directors of the Company.

        This opinion is rendered as of the date hereof based on the facts in existence on the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any changes or any new developments, whether material or not material, which may be brought to our attention at a later date.

        We express no opinion with respect to the effect of any laws other than the federal income tax laws of the United States of America.


                                             Very truly yours,


                                            /s/ SIDLEY & AUSTIN